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                                                                     Exhibit 4.1

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     Amendment No. 1, dated as of March 27, 2000, to the Rights Agreement, dated as of May 1, 1991, by and between Shared Medical Systems Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the successor, pursuant to Section 19 of such agreement, to the original rights agent) (the "Rights Agent").

                                  Witnesseth
                                  ----------

     WHEREAS, the Company and Pittsburgh National Bank (the original rights agent) entered into the Rights Agreement, dated as of May 1, 1991 (the "Original Agreement"); and

     WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders to amend the Original Agreement in the manner set forth herein in order to eliminate the "Continuing Director" provisions of the Original Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and intending to be legally bound, the parties hereby agree as follows:

     Section 1.  Amendments.  The Original Agreement is hereby amended by
                 ----------
deleting (i) paragraph (k) of Section 1 thereof, and (ii) all requirements and conditions set forth in the Original Agreement that the Continuing Directors (as defined in the Original Agreement) or a majority or other subset of Continuing Directors, exist, or that they approve, consent to, agree to, authorize, concur, or otherwise take any action with respect to any matter, including without limitation, any such requirements and conditions set forth in Sections 23 and 26 of the Original Agreement, and substituting therefor, in each such place, a correlative requirement or condition that the Board of Directors of the Company exist, approve, consent to, agree to, authorize, concur, or otherwise take action, as the case may be.

     Section 2.  Restatement.  The parties hereto shall restate the Original
                 -----------
Agreement, as amended by this Amendment No. 1.

     Section 3.  Agreement in Effect.  Except as hereby amended, the Original
                 -------------------
Agreement shall remain in full force and effect.

     Section 4.  Governing Law.  This Amendment shall be deemed to be a
                 -------------
contract made under the laws of the jurisdiction of incorporation of the Company, as the same may change from time to time, and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts made and to be performed entirely within such jurisdiction.
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     Section 5.  Counterparts.  This Amendment may be executed in any number of
                 ------------
counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 6.  Descriptive Headings.  The descriptive headings of the
                 --------------------
Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.


Attest:                            SHARED MEDICAL SYSTEMS CORPORATION


By   /s/ Bonnie L. Shuman               By /s/Terrence W. Kyle
   ----------------------------            ---------------------------------
   Name: Bonnie L. Shuman                  Name:  Terrence W. Kyle
   Title: Assistant Secretary              Title:  Senior Vice President, Chief
                                           Financial Officer, Treasurer and
                                           Assistant Secretary

Attest:                            CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


By /s/ Donald P. Messmer                By /s/ Robert Kavanagh
   ______________________                 __________________________________
   Name:  Donald P. Messmer               Name:  Robert Kavanagh
   Title: Assistant Vice President        Title: Vice President

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